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                                                                      Exhibit 5














































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                                                                      Exhibit 5


                                 May 25, 1995


Harman International Industries, Incorporated
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004


     Re:  Registration Statement on Form S-8 for Harman
          International Industries, Incorporated Relating to 400,000 Shares of Common Stock, Par Value
          $0.01 Per Share, Available for Issuance Pursuant to its 1992 Incentive Plan, as amended


Ladies and Gentlemen:

     We have acted as counsel for Harman International Industries, Incorporated, a Delaware corporation (the "Company"), in connection with the registration of 400,000 shares of common stock of the Company, par value $0.01 per share (the "Shares"), available for issuance pursuant to the Harman International Industries, Incorporated 1992 Incentive Plan, as amended by Amendment No. 1 on November 11, 1994 (the "Plan").

     We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Plan and forms of award agreements that are duly authorized thereunder, against payment of the consideration therefor at least equal to the par value of such shares, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ Jones, Day, Reavis & Pogue

                                   Jones, Day, Reavis & Pogue


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